Exhibit 10.11

PAYCOR HCM, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I

PURPOSE

The purpose of this Executive Severance Plan (this “Plan”) is to provide severance benefits to certain eligible employees of Paycor HCM, Inc. (the “Company”) and its Affiliates, who experience a Qualifying Termination under the conditions described in this Plan. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Article II.

ARTICLE II

DEFINITIONS

As used herein the following words and phrases shall have the following respective meanings (unless the context clearly indicates otherwise):

“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder.

“Accrued Obligations” means, with respect to a Participant’s Termination of Employment, (a) such Participant’s base salary through the Termination Date; (b) reimbursement for business expenses in accordance with Company policy; (c) any accrued but unused paid time off to the extent not theretofore paid; and (d) vested employee benefits accrued through the Termination Date in accordance with applicable law or the governing plan rules.

“Administrator” means the Committee or such other Person as selected by the Committee.

“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

“Annual Base Salary” means, with respect to a Participant, the annual rate of base salary in effect for such Participant as of such Participant’s Termination Date (without giving effect to any reduction resulting in a Termination for Good Reason).

“Board” means the Board of Directors of the Company.

“Bonus Percentage” means, with respect to any Participant, a whole or fractional percentage designated for such Participant on Annex A attached hereto.

“Change in Control” has the meaning set forth in the Equity Plan.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“COBRA Period” means, with respect to a Participant, the lesser of (a) the Severance Period, and (b) the 18-month period following the Termination Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Benefits Committee of the Board.

“Company Group” means, collectively, the Company and its Affiliates.

“Competitor” means any individual or business that competes with the products or services provided by a member of the Company Group at the time of the Participant’s Termination Date or that is under active consideration by the Board at the time of the Termination Date.

“Disaffiliation” means an Affiliate’s ceasing to be an Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Affiliate) or a sale of a division of the Company Group (including, without limitation, a sale of assets).

“Disability” means a physical or mental incapacity or disability, the result of which causes an Eligible Employee to fail to perform the essential functions of his or her position for a continuous period of 180 days or any 270 days within any 12-month period.

“Eligible Employee” means an employee of the Company Group who is designated within one of the employee classification categories specified on Annex A attached hereto, excluding any such employee of the Company Group who is covered under any collective bargaining agreement.

“Equity Plan” means the Company’s 2021 Omnibus Incentive Plan, as may be amended from time to time.

“Executive Officers” means, as of any particular time, Eligible Employees who are designated as “executive officers” (within the meaning of Rule 3b-7 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of the Company as of such time.

“Multiple” means, with respect to any Participant, a whole or fractional number so designated for such Participant on Annex A attached hereto.

“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2) (A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of a Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Participant” means any Eligible Employee who incurs a Qualifying Termination and thereby becomes eligible for Severance Benefits under this Plan.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise.

“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended).

“Protected Period” means the period beginning three months prior to, and ending 12 months following, a Change in Control

“Qualifying Termination” means, with respect to an Eligible Employee, (a) a Termination of Employment initiated by the Company and/or its Affiliates (including any successors thereto as described in Section 8.1) other than a Termination for Cause or due to Disability or (b) a Termination for Good Reason.

“Restricted Period” means the applicable period of time following such Participant’s Termination Date designated for such Participant on Annex A attached hereto.

“Restricted Territory” means the United States or any other jurisdiction in which the Company Group is conducting business or is actively considering conducting business as of the Termination Date.

“Safe Harbor Amount” means 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

“Severance Benefits” means the amounts and benefits payable or required to be provided in accordance with Section 5.1 and Annex B, excluding Accrued Obligations.

“Severance Period” means, with respect to a Participant, a number of months equal to the product of (a) 12 months and (b) such Participant’s Multiple.

“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company; provided that, each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

“Target Annual Bonus” means, with respect to a Participant, the target annual incentive payment for which such Participant is eligible in respect of the fiscal year in which the Termination Date occurs (without giving effect to any reduction resulting in a Termination for Good Reason).

“Termination Date” means, with respect to an Eligible Employee, the date on which such Eligible Employee incurs a Termination of Employment for any reason.

“Termination for Cause” means a Termination of Employment on account of (a) any material failure, refusal, or inability by an Eligible Employee to perform his or her duties designated under his or her employment agreement with the Company Group (other than by reason of such Eligible Employee’s death or Disability) that continues after written notice to such Eligible Employee that such failure or refusal will result in a Termination for Cause; (b) any intentional act of fraud or embezzlement by an Eligible Employee in connection with his or her duties or employment with the Company Group, or the admission or conviction of, or entering of a plea of nolo contendere by, such Eligible Employee of any felony or any lesser crime involving moral turpitude, fraud, embezzlement or theft; (c) any gross negligence, willful misconduct or personal dishonesty of an Eligible Employee resulting, in the good faith determination of the Company, in a loss to the Company Group or in damage to the reputation of the Company or any of its parent or subsidiary entities, affiliates, successors or assigns; (d) any material breach by an Eligible Employee of any of the covenants contained in this Plan or such Eligible Employee’s employment agreement with the Company Group; or (e) any failure of an Eligible Employee to comply with Company policies or procedures; provided that, in each case, such Eligible Employee shall have been given written notice from the Company describing in reasonable detail the event or circumstance the Company believes gives rise to the Company’s right to effectuate a Termination for Cause within 30 days of its initial existence, and such Eligible Employee shall have 30 days to remedy the condition to the satisfaction of the Company. An Eligible Employee’s failure to cure such condition(s) within such 30-day period shall result in a Termination for Cause.

“Termination for Good Reason” means a Termination of Employment by an Eligible Employee on account of any of the following (absent written consent of the Eligible Employee): (a) a reduction in the Eligible Employee’s base salary, or failure to pay such Eligible Employee’s compensation payable under his or her employment agreement, or a material reduction in benefits payable under his or her employment agreement or any amounts otherwise vested and/or due under the Company’s employee benefit plans or employee benefit programs; (b) a reduction in the percentages with respect to such Eligible Employee’s target bonus; (c) the assignment of additional or reduction of duties or responsibilities to such Eligible Employee that are inconsistent in a material and adverse respect with such Eligible Employee’s position with the Company; or (d) the relocation of the Company’s principal place of business more than 75 miles from the current location; provided that, in each case, such Eligible Employee must (i) first provide written notice to the Company of the existence of the condition giving rise to a Termination for Good Reason within 30 days of its initial existence (specifying the basis for such Eligible Employee’s belief that he or she is entitled to terminate his or her employment due to a Termination for Good Reason), (ii) give the Company an opportunity to cure any of the foregoing within 30 days following such Eligible Employee’s delivery to the Company of such written notice and (iii) actually resign his or her employment within ten days following the expiration of the Company’s 30-day cure period.

“Termination of Employment” means an Eligible Employee’s termination of employment with the Company Group. Notwithstanding the foregoing, unless otherwise determined by the Administrator, an Eligible Employee employed by, or performing services for, an Affiliate, or a division of the Company and its Affiliates shall not be deemed to have incurred a Termination of Employment if, as a result of a Disaffiliation, such Affiliate, or division ceases to be an Affiliate, or division, as the case may be. In addition, temporary absences from employment because of illness, vacation, or leave of absence and transfers among the Company Group shall not be considered Terminations of Employment.

ARTICLE III

EFFECTIVENESS

This Plan shall become effective as of [•].

ARTICLE IV

ELIGIBILITY

Section 4.1 Participation. Any Eligible Employee who incurs a Qualifying Termination and who satisfies the conditions set forth in Section 4.2 shall be eligible to receive the Severance Benefits set forth on Annex B attached hereto. An Eligible Employee will not be eligible to receive Severance Benefits following a Termination of Employment initiated by such Eligible Employee unless such termination is due to a Termination for Good Reason.

Section 4.2 Release of Claims. An Eligible Employee’s right to receive the Severance Benefits shall be subject to (a) such Eligible Employee’s execution and delivery to the Company not later than 45 days following such Eligible Employee’s Termination Date of a general release of claims (a “Release”) in favor of the Company Group in a form provided by the Company and (b) such Release becoming irrevocable in accordance with its terms.

ARTICLE V

SEVERANCE BENEFITS

Section 5.1 General. If the Participant incurs a Qualifying Termination during the Protected Period, then the Participant shall, subject to Sections 4.2 and 6.1 (in each case, other than with respect to the Accrued Obligations) and notwithstanding anything to the contrary in such Participant’s employment agreement with the Company Group or the Company’s Executive Severance Plan, be entitled to receive from the Company the benefits set forth on Annex B attached hereto.

Section 5.2 No Offset; No Mitigation. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense, or other claim, right, or action that the Company Group may have against a Participant or any other Person. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment.

Section 5.3 No Duplication; Other Benefit Plans. A Participant who experiences a Qualifying Termination that entitles him or her to the Severance Payments set forth on Annex B shall not be entitled to any compensation or benefits under any other Company severance plan or policy in connection with such Qualifying Termination. Other than with respect to any such severance plan or policy, this Plan shall not affect a Participant’s entitlement to compensation or benefits under any other employee benefit plan or compensatory arrangement of the Company Group, which, in each case, shall be construed in accordance with its respective terms. To the extent (a) a Participant is entitled to severance benefits in connection with a Change in Control pursuant to an agreement outside the scope of this Plan, and (b) such benefits are greater than the benefits provided under this Plan, then such Participant will remain eligible to receive such other benefits, without duplication, pursuant to such other arrangement; provided that, such other benefits shall be payable in accordance with the requirements of Section 409A of the Code.

Section 5.4 Certain Reduction in Payments.

(a) Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm shall determine that receipt of all Payments would subject a Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

(b) If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5.4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than 15 business days following the Termination Date. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments that are parachute payments in the following order: (i) cash payments set forth on Annex B attached hereto that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments set forth on Annex B attached hereto that do constitute deferred compensation, in each case, beginning with the payments or benefits that are to be paid or provided the farthest in time from the Termination Date. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

ARTICLE VI

RESTRICTIVE COVENANTS

Section 6.1 General. A Participant’s right to receive the Severance Benefits set forth on Annex B shall be subject to the Participant’s continued compliance with the covenants set forth in this Article VI.

Section 6.2 Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company Group, all secret or confidential information, knowledge, or data relating to the Company Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs, or methods of promotion and sale) that such Participant has obtained or obtains during such Participant’s employment by the Company Group and that is not public knowledge (other than as a result of the Participant’s violation of this Section 6.2) (“Confidential Information”). For the purpose of this Section 6.2, information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. No Participant shall communicate, divulge, or disseminate Confidential Information at any time during or after such Participant’s employment with the Company Group, except with prior written consent of the applicable Company Group company, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents, and the like that the Participant uses, prepares, or comes into contact with during the course of the Participant’s employment shall remain the sole property of the Company and/or the Company Group, as applicable, and shall be turned over to the applicable Company Group company upon the Participant’s Termination of Employment.

Section 6.3 Nonsolicitation of Employees. No Participant shall, at any time during the applicable Restricted Period, without the prior written consent of the Company, engage in the following conduct: (a) directly or indirectly, including, without limitation, via social media or professional networking services, contact, solicit, recruit, employ, or engage (whether as an employee, officer, director, agent, consultant, or independent contractor) any person who was or is at any time during the previous 12 months an employee, representative, officer, or director of the Company Group; or (b) take any action to encourage or induce any employee, representative, officer, or director of the Company Group to cease their relationship with the Company Group for any reason. The recruitment of employees within or for the Company Group shall not constitute a breach of this Section 6.3.

Section 6.4 Nonsolicitation of Business. No Participant shall, at any time during the applicable Restricted Period, either directly or indirectly or as an officer, agent, employee, partner, consultant, or director of any other company, partnership, or entity solicit, service, or accept on behalf of any competitor of the Company Group the business of (a) any customer of the Company Group at the time of the Participant’s Termination Date, or (b) any potential customer of the Company Group that the Participant knew to be an identified, prospective purchaser of services or products of the Company Group.

Section 6.5 Noncompetition. No Participant shall, at any time during the applicable Restricted Period, accept employment with, or directly or indirectly provide services to, a Competitor in the applicable Restricted Territory.

Section 6.6 Nondisparagement. Each Participant shall at all times refrain from taking action or making statements, written or oral, that (a) denigrates, disparages, or defames the goodwill or reputation of any member of the Company Group or any of such member’s directors, officers, securityholders, partners, agents, or employees, or (b) are intended to, or may be reasonably expected to, adversely affect the morale of employees. Each Participant further agrees not to make any negative statements to third parties relating to the Participant’s employment or any aspect of the businesses of the Company Group and not to make any negative statements to third parties about any member of the Company Group or such member’s directors, officers, securityholders, partners, agents, or employees, except as may be required by a court or government body. Each Participant further agrees not to make any statements to third parties about the circumstances of the termination of the Participant’s employment with the Company Group, except as may be required by applicable law (or in response to a statement by the other party in violation of this sentence).

Section 6.7 Cooperation. Each Participant agrees that, following such Participant’s Termination of Employment for any reason, such Participant shall assist and cooperate with the Company with regard to any matter or project in which the Participant was involved during the Participant’s employment with the Company Group, including, but not limited to, any litigation that may be pending or arise after such Termination of Employment. Each Participant further agrees to notify the Company at the earliest opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of a Participant and shall cooperate with the Participant in scheduling any assistance by the Participant, taking into account the Participant’s business and personal affairs and shall compensate the Participant for any lost wages or expenses associated with such cooperation and assistance.

Section 6.8 Acknowledgement and Enforcement. Each Participant acknowledges and agrees that: (a) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and other Confidential Information of the Company Group; (b) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which the Participant has access, the Company would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company Group if the Participant breached any of the covenants set forth in this Article VI; and (c) remedies at law (such as monetary damages) for any breach of the Participant’s obligations under this Article VI would be inadequate. Each Participant therefore agrees and consents that, if the Participant commits any breach of a covenant under this Article VI or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any of the covenants contained in this Article VI is finally held by a court to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby; provided, however, that, if any of such covenants is finally held by a court to be invalid, illegal, or unenforceable because it exceeds the maximum scope and/or duration determined to be acceptable to permit such provision to be enforceable, such covenant shall be deemed to be modified to the minimum extent necessary to modify such scope and/or duration to make such provision enforceable hereunder.

Section 6.9 Similar Covenants in Other Agreements Unaffected. Each Participant acknowledges that the Participant currently is, or in the future may become, subject to covenants contained in other agreements (including, but not limited to, agreements to protect Company assets, confidentiality and business protection agreements, stock option agreements, performance share unit agreements, and restricted share unit agreements) that are similar to those contained in this Article VI. Further, a breach of the covenants contained in this Article VI may have implications under the terms of such other agreements, including, but not limited to, a forfeiture of equity awards and long-term cash compensation. Each Participant acknowledges the foregoing and understands that the covenants contained in this Article VI are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

Section 6.10 Whistleblower Rights. Under the federal Defend Trade Secrets Act of 2016, Eligible Employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to the Eligible Employee’s attorney in relation to a lawsuit for retaliation against such Eligible Employee for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Plan shall (A) prevent any Eligible Employee from testifying truthfully as required by law, (B) prohibit or prevent any Eligible Employee from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, etc.), or (C) prevent any Eligible Employee from disclosing Confidential Information in confidence to a federal, state, or local government official for the purpose of reporting or investigating a suspected violation of law.

ARTICLE VII

ADMINISTRATION

Section 7.1 Administrator. This Plan shall be administered by the Administrator. Prior to the occurrence of a Change in Control, the Administrator may delegate its authority under this Plan to an individual or another committee. In addition, in the event of an impending Change in Control, the Administrator may appoint a Person (or Persons) independent of the third party effectuating the Change in Control to be the Administrator effective upon the occurrence of a Change in Control and such Administrator shall not be removed or modified following a Change in Control, other than at its own initiative (the “Independent Administrator”). If the Administrator determines to appoint an Independent Administrator pursuant to this Section 7.1, the Independent Administrator shall be entitled to receive reasonable compensation as is mutually agreed upon between the Administrator and the Independent Administrator, and all reasonable expenses of the Independent Administrator shall be paid or reimbursed by the Company upon receipt of proper documentation by the Company.

Section 7.2 Standard of Review. Except as otherwise provided in this Plan, the decision of the Administrator (including the Independent Administrator) upon all matters within the scope of its authority shall be final, conclusive, and binding on all parties; provided that, in the event that no Independent Administrator is appointed upon the occurrence of a Change in Control, any determination by the Administrator of (a) whether a Termination of Employment constitutes a Termination for Cause or a Termination for Good Reason during the Protected Period or (b) the severance, rights, and benefits due to a Participant upon a Termination of Employment during the Protected Period shall be subject to de novo review.

Section 7.3 Indemnification. The Administrator, any delegee of the Administrator permitted under Section 7.1 and the Independent Administrator (if any) shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Administrator’s or the Independent Administrator’s duties hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Successors. This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to honor this Plan in the same manner and to the same extent that the Company would be required to honor it if no such succession had taken place, unless such successor succeeds to the Plan by operation of law. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets that by reason hereof becomes bound by this Plan.

Section 8.2 Amendment, Suspension, and Termination. Prior to a Change in Control or following the end of the Protected Period, this Plan may be suspended, terminated or amended by written resolution of the Committee at any time; provided that, no such amendment, suspension, or termination shall (a) become effective until one year following such amendment, suspension, or termination if such amendment, suspension, or termination is adverse to an Eligible Employee or (b) affect the Severance Benefits payable to any Participant who has experienced a Qualifying Termination prior to the effectiveness of such suspension, termination or amendment. During the Protected Period, this Plan may not, without the consent of all Eligible Employees, be (i) suspended, (ii) terminated or (iii) amended in any manner that would adversely affect the rights or potential rights of Eligible Employees. For the avoidance of doubt, any suspension, termination or modification to this Plan pursuant to this Section 8.2 that would adversely affect the rights or potential rights of Eligible Employees shall, absent the consent of all Eligible Employees, be retroactively ineffective to the extent a Change in Control is consummated within the three-month period following such suspension, termination or modification.

Section 8.3 Compliance with Law. Notwithstanding anything else contained herein, the Company shall not be required to make any payment or take any other action prohibited by law, including, but not limited to, any regulation, directive, or order of federal or state regulatory authorities.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to the Company:

Paycor HCM, Inc.

Attention: Karen L. Crone

4811 Montgomery Rd.

Cincinnati, OH 45212

Email: kcrone@paycor.com

With a copy to the Company’s Legal Department, at:

Paycor HCM, Inc.

Attention Legal Department

4811 Montgomery Rd.

Cincinnati, OH 45212

if to the Participant:

At the address most recently on the books and records of the Company or to such other address as the Company or any Participant shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Section 8.5 Employment Status. This Plan does not constitute a contract of employment or impose on any Participant or the Company Group any obligation to retain any Participant as an employee.

Section 8.6 Tax Withholding. The Company may withhold from any amounts payable under this Plan such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 8.7 ERISA Status. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing severance benefits for a select group of management or highly compensated employees, or alternatively, is intended to be payroll practice plan not requiring an ongoing administrative program for paying benefits. Consequently, this Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended. All payments pursuant to this Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other Person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in this Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Plan.

Section 8.8 Construction. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Neither a Participant’s nor the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right a Participant or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Section 8.9 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

Section 8.10 Section 409A of the Code.

(a) General. It is intended that this Plan shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a Termination of Employment under this Plan that constitute “nonqualified deferred compensation” under Section 409A of the Code may only be made upon a “separation from service” under Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the applicable Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Participant’s separation from service shall be accumulated and paid to the Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”) to the extent necessary to avoid the imposition of tax penalties under Section 409A of the Code. The Participant shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Participant’s separation from service occurs. If the Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Participant’s estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Participant’s death.

As adopted by the Board of Directors of Paycor HCM, Inc. on [•], 2021.

Annex A

PLAN PARTICIPANTS

Position	Multiple	Bonus Percentage	Restricted Period
Chief Executive Officer of the Company	1.5	100%	12 months
Chief Financial Officer and Chief Revenue Officer of the Company	1.0	75%	12 months
Executives of the Company reporting directly to the Company’s Chief Executive Officer who are at the M7 Executive Career Level or above (other than executives who are party to an individual Executive Employment Agreement), and any other key employee of the Company designated by the Committee	0.75	0%	12 months

Annex B

SEVERANCE BENEFITS

If the Participant incurs a Qualifying Termination, then the Participant shall, subject to Sections 4.2 and 6.1 of the Plan (in each case, other than with respect to the Accrued Obligations), be entitled to receive from the Company:

(a) The Accrued Obligations, which, in the case of clauses (a) through (c) of such definition, shall be payable in cash in a lump sum within 30 days following the Termination Date and in the case of clause (d) of such definition, shall be payable in accordance with applicable law and the terms of the governing plan rules.

(b) An amount in cash equal to the product of (i) the Participant’s Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the product of (x) the Participant’s Bonus Percentage and (y) the Target Annual Bonus (the “Severance Payment”), which Severance Payment shall be payable in substantially equal installments over the applicable Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the first such installment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the Severance Payment that would have otherwise been payable during the period between the Termination Date and such payment date.

(c) If the Participant timely elects COBRA coverage, then reimbursement for the cost of health insurance continuation coverage under COBRA in excess of the cost that employees of the Company Group are required to pay for health insurance benefits under the plan in which the Participant was eligible to participate as of the Termination Date (the “COBRA Reimbursement”) until the earlier of (i) the end of the COBRA Period and (ii) the date on which the Participant obtains alternative insurance coverage; provided that, the first such reimbursement payment shall be paid on the 60th day following the Termination Date and the first payment shall include any portion of the COBRA Reimbursement that would have otherwise been payable during the period between the Termination Date and such payment date.

(d) To the extent the Participant holds any unvested equity incentive awards granted under the Equity Plan that vest solely based on continued employment with the Company Group, such awards will accelerate and vest as of the Termination Date.